                                                              EXHIBIT (n)(iv)

               AMENDED MULTIPLE CLASS PLAN PURSUANT TO RULE 18f-3
                        LEGG MASON INVESTORS TRUST, INC.
                       LEGG MASON FINANCIAL SERVICES FUND

     Legg Mason Investors Trust, Inc. hereby adopts this Amended Multiple Class Plan pursuant to Rule 18f-3 under the Investment Company Act of 1940, as amended (the "1940 Act"), on behalf of Legg Mason Financial Services Fund (the "Fund").

A.   GENERAL DESCRIPTION OF CLASSES THAT ARE OFFERED:

     1. CLASS A SHARES. Class A shares of the Fund are generally offered and sold subject to an initial sales charge. This initial sales charge may be waived for certain eligible purchasers and reduced for certain other eligible purchasers.

     Class A shares of the Fund are available to all investors except those qualified to purchase Institutional Class or Financial Intermediary Class shares.

     The maximum sales charge is 4.75% of the public offering price for Class A shares of the Fund.

     Class A shares of the Fund which were purchased pursuant to the sale charge waiver for purchases of $1 million or more are subject to a contingent deferred sales charge ("CDSC") of 1.00% of net asset value of the Class A shares of the Fund at the time of the purchase or sale, whichever is less, on shares redeemed within one year of such purchase. Class A shares of the Fund held one year or longer and Class A shares of the Fund acquired through reinvestment of dividends or capital gains distributions on shares otherwise subject to this Class A CDSC are not subject to the CDSC.

     Class A shares of the Fund are subject to an annual service fee of 0.25% of the average daily net assets of the Class A shares of the Fund under a plan of distribution adopted pursuant to Rule 12b-1 under the 1940 Act.

     2. PRIMARY CLASS SHARES. Primary Class shares of the Fund are offered and sold without imposition of an initial sales charge or a contingent deferred sales charge.

     Primary Class shares of the Fund are available to all investors except those qualified to purchase Institutional Class or Financial Intermediary Class shares.

     Primary Class shares of the Fund are subject to an annual distribution fee of up to 0.75% of the average daily net assets of the Primary Class shares of the Fund and an annual service fee of 0.25% of the average daily net assets of the Primary Class shares of the Fund under a plan of distribution adopted pursuant to Rule 12b-1 under the 1940 Act.

     3. INSTITUTIONAL CLASS SHARES. Institutional Class shares are offered and sold without imposition of an initial sales charge or a contingent deferred sales charge and are not subject to any service or distribution fees.

     Institutional Class shares of the Fund are offered only to certain categories of investors as approved from time to time by the Directors and as set forth in the Fund's Institutional Class prospectus. Institutional Class shares are also available for purchase by exchange as described below.

     4. FINANCIAL INTERMEDIARY CLASS SHARES. Financial Intermediary Class shares of the Fund will be offered and sold without imposition of an initial sales charge or a contingent deferred sales charge.

     Financial Intermediary Class shares of the Fund will be subject to an annual distribution fee of up to 0.15% of the average daily net assets of the Financial Intermediary Class shares of the Fund and an annual service fee of 0.25% of the average daily net assets of the Financial Intermediary Class shares of the Fund under a Distribution Plan adopted pursuant to Rule 12b-1 under the 1940 Act.

     Financial Intermediary Class shares of the Fund will be offered only to certain categories of investors as approved from time to time by the Directors and as set forth in the Fund's Financial Intermediary Class prospectus. Financial Intermediary Class shares also will be available for purchase by exchange, as described below.

B.   EXPENSE ALLOCATIONS OF EACH CLASS:

     Certain expenses may be attributable to a particular Class of shares of the Fund ("Class Expenses"). Class Expenses are charged directly to the net assets of the particular Class and, thus, are borne on a pro rata basis by the outstanding shares of that Class.

     In addition to the distribution and service fees described above, each Class may also pay a different amount of the following other expenses:

          (1) legal, printing and postage expenses related to preparing and distributing materials such as shareholder reports, prospectuses, and proxies to current shareholders of a specific Class;

          (2)  Blue Sky fees incurred by a specific Class of shares;

          (3)  SEC registration fees incurred by a specific Class of shares;

          (4) expenses of administrative personnel and services required to support the shareholders of a specific Class of shares;

          (5) Directors' fees incurred as a result of issues relating to a specific Class of shares;

          (6) litigation expenses or other legal expenses relating to a specific Class of shares;

          (7) transfer agent fees and shareholder servicing expenses identified as being attributable to a specific Class; and

          (8) such other expenses actually incurred in a different amount by a Class or related to a Class' receipt of services of a different kind or to a different degree than another Class.

C.   EXCHANGE PRIVILEGES:

     Class A shares of the Fund may be exchanged for or acquired through an exchange of Class A shares of any other Legg Mason fund.

     Primary Class shares of the Fund may be exchanged for or acquired through an exchange of Primary Class shares of any other Legg Mason fund. In addition, Primary Class shares may be exchanged for or acquired through an exchange of Consultant Class shares of series of The Royce Funds (except Royce TrustShares
Fund).

     Institutional Class shares of the Fund may be exchanged for or acquired through an exchange of shares of Legg Mason Cash Reserve Trust or Institutional Class shares of any other Legg Mason fund whose prospectus permits such exchanges, provided that the investor and the exchange meets the eligibility criteria of that class of that fund.

     Financial Intermediary Class shares of the Fund may be exchanged for or acquired through an exchange of shares of Legg Mason Cash Reserve Trust or Financial Intermediary Class shares of any other Legg Mason fund whose prospectus permits such exchanges, provided that the investor and the exchange meets the eligibility criteria of that class of that fund.

     These exchange privileges may be modified or terminated by the Fund to the extent permitted by SEC rules or policies, and exchanges may be made only into funds that are legally available for sale in the investor's state of residence.

D.   CLASS DESIGNATION:

     Subject to approval by the Board of Directors, the Fund may alter the nomenclature for the designations of one or more of its Classes of shares.

E.   ADDITIONAL INFORMATION:

     This Multiple Class Plan is qualified by and subject to the terms of the then current prospectus for the applicable Classes; provided, however, that none of the terms set forth in any such prospectus shall be inconsistent with the terms of the Classes contained in this Plan. The prospectus for the Fund contains additional information about the Classes and the Fund's multiple class structure.

F.   DATE OF EFFECTIVENESS:

     This Amended Multiple Class Plan is effective on June 1, 2003, provided that this Plan shall not become effective with respect to the Fund unless such action has first been approved by the vote of a majority of the Board of Directors of Legg Mason Investors Trust, Inc. and by vote of a majority of those directors who are not interested persons.

May 21, 2003

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